UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

AmNet Mortgage, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

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☐ Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Forward-Looking Statements

These communications include “forward-looking statements.”  The forward-looking statements contained herein include statements about the consummation of the proposed acquisition of AmNet Mortgage by Wachovia and the benefits of the proposed acquisition.  These statements are subject to inherent risks with regard to the satisfaction of the conditions to the closing of the acquisition and the timing of the closing if it occurs.  Additional information relating to the uncertainty affecting AmNet Mortgage’s business is contained in AmNet Mortgage’s filings with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement was made, and AmNet Mortgage and Wachovia do not undertake any obligation to (and expressly disclaims any such obligation to) update any forward-looking statement to reflect events or circumstances after the date on which such statement was made, or to reflect the occurrence of unanticipated events.

Caution Required by Certain Securities and Exchange Commission Rules

In connection with the proposed merger, AmNet Mortgage will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  Investors and security holders can obtain a free copy of the proxy statement (when available) and other documents filed by AmNet Mortgage with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at http://www.sec.gov.  Free copies of the proxy statement (when available) and other documents filed by AmNet Mortgage with the Securities and Exchange Commission may also be obtained from AmNet Mortgage by directing a request to Investor Relations, AmNet Mortgage, Inc., 10421 Wateridge Circle, Suite 250 San Diego, CA, 92121 (email address: IR@amnetmortgageinc.com).

AmNet Mortgage and its directors and its executive officers may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from AmNet Mortgage’s stockholders in favor of the proposed merger.  Information regarding the identity of these persons is set forth in a Schedule 14A filed by AmNet Mortgage with the Securities and Exchange Commission on July 6, 2005 relating to AmNet Mortgage’s 2005 annual meeting of stockholders and a Form 10-K/A filed by AmNet Mortgage with the Securities and Exchange Commission on July 6, 2005, both of which are available free of charge from the Securities and Exchange Commission or from AmNet Mortgage, as indicated above.  Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed merger that will be filed by AmNet Mortgage with the Securities and Exchange Commission, which will be available free of charge from the Securities and Exchange Commission or from AmNet Mortgage as indicated above.

Text of article that appeared in MBA NewsLink on October 6, 2005

Volume 4 | Issue 193 | Thursday, October 06, 2005

AmNet, Wachovia in Strategic Alignment

MBA (10/6/2005) Sorohan, Mike

Last year, John Robbins, co-founder, chairman and CEO of AmNet Mortgage, San Diego, took a hard look back, and a harder look at the future.

What Robbins saw was a company that had grown significantly from scratch over the past three and a half years: from one branch to 29; operations in all 50 states, recent expansion into subprime and correspondent lending; and a Top 20 wholesaler. The company’s strong growth also translated into national recognition—Robbins is currently vice chair of the Mortgage Bankers Association and is slated to become chairman for the 2006-2007 term.

But what Robbins also saw was a top 10 that consisted largely of bank-affiliated operations, which had the capital, the personnel and the cost of funds that made competition more difficult for AmNet down the line. Furthermore, AmNet’s investment in subprime and correspondent lending had required a huge reinvestment of profits over the past two years.

It was that realization that led to a strategic $83 million acquisition by Wachovia Corp., Charlotte, N.C., of AmNet Mortgage. Robbins, who under the terms of the acquisition has a minimum three-year contract to continue as AmNet’s CEO, calls the acquisition a “win-win.” It gives AmNet, which will remain largely intact in San Diego, a strategic alignment with a major lender that maximizes shareholder value.

“This merger gives our stockholders the ability to maximize the value of our mortgage banking business which has been created over the last four years,” Robbins said. “Our employees and our customers will also benefit from this alignment with a major financial institution. AmNet Mortgage is delighted to become part of the Wachovia family and continue its tradition of excellence.”

The soul-searching that led to the Wachovia acquisition started with looking at what it would take to crack the top 10, Robbins told MBA NewsLink. “We broke it into several areas. One of the things I looked at was who was in the top 10. And really, what was kind of amazing was that they were all bank-affiliated. So I looked at their capabilities that AmNet did not. When I honestly looked at it, the capabilities were significant.”

For example, Robbins said, Wachovia had a cost of funds that “significantly lower” than others—as much as 130 basis points better in the warehouse lines than AmNet’s. “That’s a huge pricing differential to give away, when you’re doing $16 billion in production,” Robbins said.

Additionally, the top 10 banks had a federal pre-emption, which, as AmNet expanded through the U.S., was significant. We’re licensed in all 50 states, and have 50 different regulatory structures to go through,” Robbins said. “It is very inefficient. Wachovia has access to a portfolio of products, because their treasury group typically has some investment in mortgages and obviously looks to an internal source of origination before paying a premium in the marketplace. Most of the major banks have a securities trading group that trade securities worldwide—obviously more than our capabilities.

Larger banks also had the ability to put sizable investments to put into the creation of technology. “We have 24-25 people in our technology department; Wachovia has thousands,” Robbins said.

Overlay that with a strategic look as to what the markets look like over then next five years—rates will got up; further market consolidation; more difficult pricing scenarios and increased legislative efforts—and Robbins realized that operating in more difficult mortgage environment without a bank affiliation would be extraordinarily difficult.

“We have seen the market’s response to what they see in raising rates,” Robbins said. “The degradation has occurred, if you see mortgage banking stocks across the board—they’re all down. And this is the market factoring in what has been coming off of several of the biggest years for the industry ever.”

In the end, Robbins said, AmNet had a clearer picture. “What we realistically looked at was, how does AmNet stay competitive with Countrywide, with Wells Fargo, with Chase, that can spend millions a year in new technology and have hundreds of people in their technology groups driving innovations,” he said. “What I feared was that we would struggle to remain competitive in technology and unable to compete with those resources. So in looking at it, we thought that the shell we were living in wasn’t efficient.”

Under the terms of the merger, which is expected to close in the fourth quarter, AmNet will operate as a wholly owned subsidiary of Wachovia. Wachovia also will continue to originate residential mortgages and home equity lines of credit through Wachovia Mortgage Corp.

“We are excited about the AmNet Mortgage acquisition, and the strategic alignment of our residential mortgage and securities businesses,” said Curtis Arledge, managing director and head of the fixed income division in Wachovia Securities, Wachovia’s corporate and investment banking unit. “The expansion of our residential mortgage business reflects an important enhancement to our market-leading structured products capabilities.”

Ultimately, Robbins said, the acquisition should produce “significant shareholder growth” in the long term.

“Wachovia is paying a premium over the value of the company,” Robbins said. “And if you look at this over the next two years, we do think it will maximize shareholder value. In the past three and a half years we’ve created $30 million in additional equity and we’ve grown the business tremendously. I think that what we have is a wonderful story and one that, if fairly looked at in the light of day, benefits both the company and the shareholders and positions us as a company in the future.”

Text of article that appeared in the San Diego Business Journal on September 26, 2005

San Diego Business Journal

AmNet Exec Sees Plenty of Positives in Firm’s Sale
By MIKE ALLEN - 9/26/2005
San Diego Business Journal Staff

John Robbins, the chairman and chief executive of San Diego-based AmNet Mortgage Inc., touts the pending sale of the company to mega-bank Wachovia Corp. as a positive, but said the deal would cause a “modest amount” of job cuts.

“The vast majority of our employees will see substantial benefits from this,” Robbins said. “However, there will be some downsizing that will occur, but it will be a modest amount.”

Robbins declined to say where the cuts would occur, citing securities regulations covering the release of information and a still-unreleased proxy statement for the $83 million cash sale to the Charlotte, N.C.-based mega-bank that’s expected to close in the fourth quarter.

AmNet, a wholesale mortgage lender that works mainly with mortgage brokers, has 967 employees, including 246 at its Sorrento Mesa headquarters.

The company was founded in 1997 as a real estate investment trust but converted to a wholesale lender beginning in 2001, attempting to take advantage of the fast-rising home loan market.

This year, AmNet is expected to fund between $12 billion and $13 billion in mortgages — up from about $9 billion funded last year.

Robbins said while AmNet has been growing nicely, becoming the 17th largest wholesaler in the nation, taking the company to the next level would be tough.

“As AmNet grew to become a larger player in the national marketplace on the wholesale side, our major competitors had some significant advantages over us,” he said.

Among the main advantages competitors have are size and fewer regulatory constraints. The larger mortgage banks command cheaper lines of credit, reducing their costs of doing business. Also, because the banks have federal charters throughout the nation, they don’t have to deal with regulatory compliance on a statewide level, as AmNet must, Robbins said.

Slowdown In Mortgage Market

But perhaps the biggest reason behind the AmNet sale is what Robbins views as an impending slowdown in the mortgage market. This is just the right time to maximize shareholder value in the company, he said.

If the housing bubble deflates, Robbins said the biggest players will do fine, but smaller lenders such as AmNet would be less able to compete and its stock would certainly decline.

Robbins said he doesn’t think the housing market is about to blow up, as some speculate.

“Home price appreciation will slow down, and in some cases it will slow down significantly,” he said. “But there’s not going to be a devaluation. The economy is growing and job creation is too strong.”

AmNet’s proposed sale generated immediate opposition from one of the company’s largest shareholders, Flagg Street Capital, a Boston investment firm that owns about 15 percent of the shares.

‘Insignificant’

In a letter sent to AmNet’s board of directors Sept. 14, the day following the Wachovia sale announcement, Flagg Street directors said the purchase price of $10.30 per share was an “insignificant premium to both tangible book value and the trading price of the stock.”

AmNet shares closed trading on Nasdaq on Sept. 12 at $9.77, meaning the Wachovia offer was 5 percent above the market price.

Robbins asserted the price was fair, “given the future that we see ahead for the company.”

Asked how the deal came about, Robbins said only that it was in the works for some months. He said those sorts of details would be disclosed in the proxy to be released shortly.

As to the critical assessment by Flagg Street investors, Robbins said once the proxy is released, they should better understand the decision.

While Flagg’s position is significant, the largest shareholder is David Nierenberg, a member of AmNet’s board, who holds about 19 percent of the stock and supports the sale.

The aggregate owned by all AmNet directors and officers is about 34 percent, according to AmNet’s proxy statement filed in July.

Robbins is the fourth largest shareholder with 9.5 percent of the total.

Pending Approval

The proposed transaction that still needs to be approved by AmNet’s shareholders would allow AmNet to continue operating as a wholly owned subsidiary of Wachovia, the nation’s fourth largest bank in the nation with assets of about $512 billion.

Robbins and three other senior officers have signed new employment agreements with Wachovia to stay on and help the company continue growing.

While AmNet’s growth is evident, making a profit has proved elusive this year.

For the six months ended June 30, AmNet reported a net loss of $1 million on revenues of $70 million, compared with a net loss of $5.5 million on revenues of $43.4 million for the same period of 2004. AmNet sells most of its loans to much larger mortgage lenders such as Countrywide Financial Corp. and Washington Mutual Bank.

Robbins said the main reason for the recent net loss was revenue recognition timing differences in the second quarter. He said the company is on track to break a profit this year, but AmNet provides no specific guidance on the number.